Exhibit 99(f)
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                      System Energy Resources, Inc.
           Computation of Ratios of Earnings to Fixed Charges and
                   Ratios of Earnings to Fixed Charges


                                                                                                  March 31,
                                                   1996       1997      1998      1999     2000      2001
Fixed charges, as defined:
  Total Interest                                  $143,720  $128,653  $116,060  $147,982 $118,519   $115,267
  Interest applicable to rentals                     6,223     6,065     5,189     3,871    5,753      5,564
                                                  ----------------------------------------------------------

Total fixed charges, as defined                   $149,943  $134,718  $121,249  $151,853 $124,272   $120,831
                                                  ==========================================================

Earnings as defined:
  Net Income                                       $98,668  $102,295  $106,476   $82,375  $93,745    $88,757
  Add:
    Provision for income taxes:
      Total                                         82,121    74,654    77,263    53,851   81,263     75,831
    Fixed charges as above                         149,943   134,718   121,249   151,853  124,272    120,831
                                                  ----------------------------------------------------------

Total earnings, as defined                        $330,732  $311,667  $304,988  $288,079 $299,280   $285,419
                                                  ==========================================================
Ratio of earnings to fixed charges, as defined        2.21      2.31      2.52      1.90     2.41       2.36
                                                  ==========================================================






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